Exhibit 3.246

ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST

AND AMENDMENT TO

AMENDED AND RESTATED LIMTTED LIABILITY COMPANY AGREEMENT

OF

NRG SOUTH CENTRAL GENERATING LLC

This Assignment of Limited Liability Company Interest and Amendment to Amended and Restated Limited Liability Company Agreement of NRG South Central Generating LLC, dated as of December 27, 2004 (this “Assignment and Amendment Agreement”), is entered into by and among South Central Generation Holding LLC, a Delaware limited liability company (“Assignor A”), NRG Central U.S. LLC, a Delaware limited liability company (“Assignor B”), and NRG Energy, Inc., a Delaware corporation (the “Assignee”). Assignor A and Assignor B are hereinafter jointly referred to as the “Assigning Members.”

WITNESSETH:

WHEREAS, NRG South Central Generating LLC, a Delaware limited liability company (the “Company”) has been formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (the “Act”) pursuant to a Certificate of Formation of the Company, as filed in the office of the Secretary of State of the State of Delaware on January 12, 2000, as amended by the Certificate of Amendment of the Company, as filed in the office of the Secretary of State on January 27, 2000, and a Limited Liability Company Agreement of the Company, dated as of January 12, 2000 (the “Initial Agreement”);

WHEREAS, initially capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement (as defined below);

WHEREAS, the Initial Agreement was amended and restated by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 5, 2003 (the “Agreement”), entered into by the Assigning Members;

WHEREAS, the Assigning Members constitute all of the members of the Company;

WHEREAS, the Assigning Members desire to assign, transfer and convey all of their limited liability company interest in the Company as members of the Company (the “Interest”) to the Assignee, and the Assigning Members desire to resign from the Company as members of the Company;

WHEREAS, the Assignee desires to acquire the Interest presently held by the Assigning Members, and the Assignee desires to be admitted to the Company as a substitute member of the Company; and

WHEREAS, the undersigned, being all of the members of the Company, to accomplish the foregoing, desire to amend the Agreement and continue the Company in the manner set forth herein.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, do hereby agree as follows:

1.                                      Assignment. Notwithstanding any provision in the Agreement to the contrary, for value received, the receipt and sufficiency of which are hereby acknowledged, upon the execution of this Assignment and Amendment Agreement by the parties hereto and delivery by the Assigning Members of endorsed certificates evidencing the Interest, the Assigning Members do hereby assign, transfer and convey the Interest to the Assignee.

2.                                      Admission. Notwithstanding any provision in the Agreement to the contrary, contemporaneously with the assignment described in paragraph 1 of this Assignment and Amendment Agreement, Assignee is hereby admitted to the Company as a substitute member of the Company, and hereby agrees that it is bound by the Agreement as a member of the Company.

3.                                      Resignation. Notwithstanding any provision in the Agreement to the contrary, immediately following the admission of the Assignee as a substitute member of the Company, the Assigning Members shall and do hereby resign from the Company as members of the Company, and shall thereupon cease to be members of the Company, and shall thereupon cease to have or exercise any right or power as members of the Company.

4.                                      Continuation of the Company. The parties hereto agree that the assignment of the Interest, the admission of the Assignee as a substitute member of the Company and the resignation of the Assigning Members as members of the Company shall not dissolve the Company and that the business of the Company shall continue without dissolution.

5.                                      Amendment.

a.                                      The Agreement is hereby amended to reflect the foregoing, and all references in the Agreement to the Assigning Members are hereby amended to refer to the Assignee.

b.                                      Pursuant to Sections 3.1 and 7.3 of the Agreement, Schedule A to the Agreement is hereby amended and restated in its entirety and replaced with Schedule A attached hereto on Exhibit A to this Amendment.

6.                                      Books and Records. The members of the Company shall take all actions necessary under the Act and the Agreement, including causing any further amendment of the Agreement, to evidence the resignation of the Assigning Members from the Company as members of the Company and the admission of the Assignee to the Company as a member of the Company.

7.                                      Future Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment and Amendment Agreement.

8.                                      Binding Effect. This Assignment and Amendment Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and assigns.

9.                                      Execution in Counterparts. This Assignment and Amendment Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.                               Agreement in Effect. Except as hereby amended, the Agreement shall remain in full force and effect.

11.                               Governing Law. This Assignment and Amendment Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Amendment Agreement to be duly executed as of the day and year first above written.

NRG ENERGY, INC., a Delaware corporation

By:	/s/ Marie Eitrheim
	Name:	Marie Eitrheim
	Title:	Attorney in Fact

SOUTH CENTRAL GENERATION HOLDING LLC, a
Delaware limited liability company

By:	/s/ Marie Eitrheim
	Name:	Marie Eitrheim
	Title:	Attorney-in-fact on behalf of NRG Energy, Inc., its sole member and on behalf of South Central Generation Holding LLC

NRG CENTRAL U.S. LLC, a Delaware limited liability
company

By:	/s/ Marie Eitrheim
	Name:	Marie Eitrheim
	Title:	Attorney-in-fact on behalf of NRG Energy, Inc., its sole member and on behalf of NRG Central U.S. LLC

EXHIBIT A

SCHEDULE A

Member	Mailing Address	Units

NRG Energy, Inc.	211 Carnegie Center	1000
	Princeton, NJ 08540